EXHIBIT 99.1

APYX MEDICAL CORPORATION ANNOUNCES TWO PEER-REVIEWED PUBLICATIONS ON THE USE OF RENUVION IN ABDOMINAL BODY CONTOURING PROCEDURES

Two studies report favorable clinical outcomes and safety data for Renuvion® when used during procedures that include lipoabdominoplasty for the treatment of loose and lax skin

Rapid weight loss due to GLP-1 drugs expected to drive growth in patients seeking treatment for loose and lax skin

CLEARWATER, FL — April 29, 2025 – Apyx Medical Corporation (Nasdaq: APYX) (“Apyx Medical” or the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency platform marketed and sold as Renuvion®, today announced the publication of two peer-reviewed clinical studies evaluating the use of Renuvion during body contouring procedures that also included lipoabdominoplasty1.

The first publication, authored by Mauro Barone, MD et al. and published in Aesthetic Plastic Surgery, is the first prospective, randomized controlled trial evaluating Renuvion in procedures that also included lipoabdominoplasty for patients with abdominal skin laxity following significant weight loss. Lipoabdominoplasty is a surgical procedure that combines liposuction and abdominoplasty (tummy tuck). In this study, 76 patients were randomized to undergo lipoabdominoplasty either with or without the use of Renuvion. The authors reported that patients in the Renuvion group demonstrated improvements in abdominal skin laxity and excess skin, along with higher satisfaction scores at 6 months, 1 year, and 2 years post-procedure, as measured by validated BODY-Q questionnaires and independent physician-rated VAS scale scores. The study concluded these data demonstrated a significantly greater improvement in patients treated with Renuvion compared to those who underwent lipoabdominoplasty alone. The authors noted that the addition of Renuvion did not result in an increased rate of complications.

The second publication, authored by Paul Vanek, MD and published in Aesthetic Surgery Journal Open Forum, presents findings from a retrospective study of 77 patients treated with ultrasound-assisted lipoabdominoplasty (UAL), with or without Renuvion. The study groups were similar in size and patient demographics. The study found no statistically significant difference between groups in the occurrence of significant adverse events. Notably, the addition of Renuvion did not increase the incidence of significant complications, despite the Renuvion group undergoing more concurrent procedures and longer surgical times.

“We estimate over 15 million patients are currently using GLP-1 drugs, many of which, we believe, will seek treatment for loose and lax skin due to the associated rapid weight loss. Renuvion is the only FDA-cleared device for addressing loose and lax skin post-liposuction in aesthetic body contouring procedures1 and we are uniquely positioned to treat this growing patient population,” said Charlie Goodwin, President and Chief Executive Officer of Apyx Medical. “We are proud to share these newly published studies which reinforce the growing body of evidence supporting the safety and value of Renuvion in aesthetic body contouring, and these publications further solidify our commitment to advancing evidence-based innovation in aesthetic surgery.”

A digital version of the Barone clinical publication is available via the following link:

https://link.springer.com/article/10.1007/s00266-024-04655-1

A digital version of the Vanek clinical publication is available via the following link:

https://doi.org/10.1093/asjof/ojae116

1 The Renuvion APR Handpiece is intended for the coagulation of subcutaneous soft tissues following liposuction for aesthetic body contouring.

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com